Exhibit 99.3

PCB Bancorp Declares Quarterly Cash Dividend of $0.15 Per Common Share
Los Angeles, California - April 28, 2022 - PCB Bancorp (the “Company”) (NASDAQ: PCB), the holding company of Pacific City Bank (the “Bank”), announced that on April 28, 2022, its Board of Directors declared a quarterly cash dividend of $0.15 per common share. The dividend will be paid on or about May 20, 2022, to shareholders of record as of the close of business on May 13, 2022.
About PCB Bancorp
PCB Bancorp is the bank holding company for Pacific City Bank, a California state chartered bank, offering a full suite of commercial banking services to small to medium-sized businesses, individuals and professionals, primarily in Southern California, and predominantly in Korean-American and other minority communities.
Contact:
Timothy Chang
Executive Vice President & Chief Financial Officer
213-210-2000

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